Exhibit 3.5

REPUBLIC OF ZAMBIA

THE COMPANIES ACT

[NO. 10 OF 2017]

AMENDED ARTICLES OF

ASSOCIATION

OF

KONKOLA COPPER MINE PLC

(PUBLIC LIMITED COMPANY)

SCHEDULE 1

Articles of Association

1.	INTERPRETATION

1.1	In these Regulations, unless expressly stated otherwise:

"Act" means the Zambian Companies Act, No. 10 of 2017 as from time to time amended and in effect. The expression shall include any and all regulations made thereunder;

"Affiliate" means:

(a)	any Person in which the Company or a Shareholder (as the case may be) holds fifty per cent. (50%) or more of the ordinary voting shares or which holds fifty per cent (50%) or more of the Company's or a Shareholder's (as the case may be) ordinary voting shares; or

(b)	any Person which, directly or indirectly, is Controlled by or Controls, or is under Common Control with the Company or a Shareholder (as the case may be); or

(c)	any Person or group of Persons being directors or executive officers of, or in the employment of, any Person referred to in (a) or (b) above; or

(d)	with respect to the GRZ, a Zambian Government Authority or any Person who is Controlled by the GRZ;

“Annual Revenue” means the aggregate amount of gross revenue actually received by the KCM Group members during any Financial Year that directly results from the export, sale or exchange of product by the KCM Group members;

"Applicable Laws" means any and all:

(a)	legislation (including statutes, statutory instruments, treaties, regulations, orders, directives, ordinances, by-laws, decrees), subordinate legislation and common law;

(b)	principles, rules, guidance, policy statements, directions, codes or conditions issued by GRZ, which in each case are binding or having the force of law; and

(c)	judgments, resolutions, decisions, orders, notices, or demands of any competent Government Authority, which in each case are binding or having the force of law,

and in each case to the extent that they apply to the Person or circumstance in question in any jurisdiction;

"Board" means the board of directors of the Company from time to time;

"Business" means the business to be carried on by the KCM Group, namely that of exploration, appraisal, mining of ore and waste, treatment and/or smelting and refining of ore to produce products and the marketing and sale of products, construction and development of mining and related facilities, in each case whether within or outside Zambia, and such other activities, including related transport, trading of metals, borrowing, providing guarantees and granting security incidental and/or conducive to the foregoing which may be approved by the Directors of the Company or of its subsidiaries (as the case may be) from time to time in accordance with the Shareholders’ Agreement and these Regulations and, if Regulation 3.4 applies, with the written consent of the Special Shareholder (not to be unreasonably withheld or delayed);

"Business Day" means a day on which commercial banks are generally open for business in Mumbai, London and Lusaka;

"Chairperson" means the non-executive chairperson from time to time of the Board;

"Common Control" means the circumstances where two (2) or more Persons are Controlled by the same Person or its Affiliates;

"Company" means Konkola Copper Mines plc, a company incorporated in Zambia (registered no. 119990043628), whose registered office is at Stand M/1408 Fern Avenue, Chingola, Zambia;

"Control" means:

(a)	the power (whether directly or indirectly and whether by the ownership of share capital, the possession of voting power, contract or otherwise, including where persons, pursuant to an agreement or understanding (whether formal or informal) actively cooperate, through the acquisition by any of them of shares in the share capital of a person, to obtain or consolidate Control) to appoint and/or remove all or such of the board of directors or other governing body of a Person as are able to cast a majority of the votes capable of being cast by the members of that board or body or so many individuals who in relation to such Person perform a similar decision making function as directors perform in respect of a company and as trustees perform in respect of a trust; and/or

(b)	the holding and/or the ownership of the beneficial interest in and/or the ability to exercise the voting rights applicable to, shares or other securities in any Person which confer in aggregate on the holders (whether directly or by means of holding such interests in one or more other persons (either directly or indirectly)) thereof more than fifty per cent (50%) of the voting rights exercisable at general meetings of that Person, and "Controlled by" shall be construed in accordance with this definition;

"Deferred Shares" means the deferred shares with a par value of ninety-nine US cents (US$0.99) each in the capital of the Company;

"Director" means a ZCCM-IH Director, a Vedanta Director, the GRZ Director or an Independent Director (as the case may be);

"Encumbrance" means a mortgage, charge, pledge, lien, option, restriction upon sale, right of first refusal, right of pre-emption, third party right or interest, other encumbrance or security interest of any kind or other type of preferential arrangement (inluding, without limitation, a title transfer or retention arrangement) having similar effect (other than those arising through operation of law);

"Encumbrancee" means any Person to whom an Encumbrance is granted;

"Financial Year" means the accounting period by reference to which the Company from time to time elects to satisfy the obligations required by law to prepare audited financial statements (which, as at the date of these Regulations, is the 12-calendar month period commencing on the first day of April in each calendar year);

“Framework Commercial Agreements” means the agreements regarding the supply of concentrate and offtake of metals of the KCM Group, to be entered into between any of Vedanta, VRHL, and any other Vedanta Affiliates which hold Ordinary Shares from time to time (or their Affiliates) and the Company and/or its subsidiaries;

"Government Authority" means any domestic or foreign federal, provincial, regional, state, municipal or other government, governmental department, agency, authority or body (whether administrative legislative, executive or otherwise), commission or commissioner, bureau, minister or ministry, board or agency, or other regulatory authority having jurisdiction with respect to any specified Person, including any securities regulatory authorities or stock exchange, or any quasi-governmental or private body exercising regulatory or other governmental or quasi-government authority or function;

"GRZ" means the Government of the Republic of Zambia;

"GRZ Director" means the director nominated for appointment to the Board by GRZ pursuant to Regulation 13.5 hereof;

"Independent Director" means a Director that for the purposes of Applicable Law constitutes an independent director of the Company (or the nearest equivalent thereof in the relevant jurisdiction, if any);

"KCM Group" means the Company and its subsidiaries from time to time;

“Majority Shareholder” means, at any time, if applicable, the Shareholder which holds at such time a majority of the issued Ordinary Shares;

"Material Adverse Effect" means a material adverse effect on the condition (financial or otherwise) of the Company, any of its subsidiaries or any of their respective assets (either individually or in the aggregate) or the occurrence of a matter which has or may have a material adverse effect on the KCM Group’s present or future ability to operate its Business;

"Material Contract" means any contract which involves annual expenditure (whether by a single transaction or a series of related transactions during any one-year period) of more than one hundred million US dollars (US$100,000,000), but specifically excluding any marketing, supply of concentrate or offtake contracts entered into other than with Affiliates of VRHL outside of the Framework Commercial Agreements;

"Minister" means the Minister for Finance and National Planning of the Government of Zambia from time to time or any successor minister to the finance portfolio;

"Ordinary Shares" means ordinary shares with a par value of one US cent (US$0.01) each (excluding the Special Share) in the capital of the Company from time to time (in each case, having the rights and being subject to the restrictions set out in these Regulations);

"Person" means any individual, firm, company, trust, partnership, joint venture or other incorporated or unincorporated body, association or organization;

"Prescribed Rate of Interest" means the rate of interest prescribed by the Directors from time to time;

"Regulation" means all of the regulations set out in these Articles of Association;

"Relevant Agreement" means any agreement which is binding for the time being (in whole or in part) on all of the Shareholders and the Company, including the Shareholders' Agreement;

"Seal" means the common seal of the Company and includes any official seal of the Company;

"Secretary" means any person appointed by the Board pursuant to Regulation 20 to perform the duties of a secretary of the Company;

"Share(s)" means share(s) of any class (other than the Special Share) in the capital of the Company (howsoever designated) from time to time;

"Shareholder" means any holder of Ordinary Shares in the Company from time to time but shall, for the avoidance of doubt, exclude the Special Shareholder, and "holder" and "holders" shall be construed accordingly;

"Shareholders' Agreement" means the agreement dated 6 November 2023 and made between ZCCM-IH, Vedanta, VRHL, GRZ and the Company;

"Special Share" means the special share of one US dollar (US$1.00) in the share capital of the Company;

"Special Shareholder" means GRZ;

"Standard Articles" means the Standard Articles set out in the First Schedule to the Act;

"US$", "US dollars" or "US cents" means United States dollars or United States cents, the lawful currency of the United States of America;

"Vedanta" means Vedanta Resources Limited, a company incorporated in England and Wales (company registration number 4740415), whose registered office is at 13th Floor, One Angel Court, London EC2R 7HJ, England;

"Vedanta Director" means a Director nominated for appointment to the Board by VRHL pursuant to Regulation 13.3 hereof;

“VRHL” means Vedanta Resources Holdings Limited, a company incorporated in England and Wales (company registration number 4761147) whose registered office is at 13th Floor, One Angel Court, London EC2R 7HJ, England;

"Zambia" means the Republic of Zambia;

"ZCCM-IH" means ZCCM Investments Holdings plc, a company incorporated in Zambia (company registration number 119510000771), whose registered office is at ZCCM-IH Office Park, Stand No. 16806, Alick Nkhata Road, Massmedia Complex Area, Lusaka, Zambia; and

"ZCCM-IH Director" means a Director appointed to the Board by ZCCM-IH pursuant to Regulation 13.3 hereof.

1.2	Unless expressly stated otherwise, an expression, if used in a provision of these Regulations:

1.2.1	which address matters covered by specific provisions of the Act, has the same meaning as defined within those corresponding provisions of the Act; and

1.2.2	which is not defined in these Regulations but is defined in the Shareholders' Agreement, has the same meaning as in the Shareholders' Agreement.

1.3	The Standard Articles shall not apply as the Regulations of the Company.

1.4	Where an ordinary resolution of the Company is expressed to be required for any purpose, a special or extraordinary resolution shall also be effective, and where an extraordinary resolution is expressed to be required for any purpose, a special resolution shall also be effective. However, it shall not be a requirement to pass a special or an extraordinary resolution where an ordinary resolution is required; or a special resolution where an extraordinary resolution is required and vice versa.

1.5	Subject to Regulation 10, where any provision of these Regulations authorises or empowers the Directors collectively to take (or to authorise the Company to take) any actions, such actions shall be taken and/or such authority shall be conferred by a resolution of the Board in accordance with Regulation 18.

2.	SHARE CAPITAL AND VARIATION OF RIGHTS

2.1	At the date of adoption of these Regulations the authorised share capital of the Company is three hundred million and one US dollars (US$300,000,001) divided into twenty-four billion and sixty million (24,060,000,000) Ordinary Shares, sixty million (60,000,000) Deferred Shares and one (1) Special Share. The Ordinary Shares, Deferred Shares and the Special Share shall entitle the holders thereof to the respective rights and privileges and subject them to the respective restrictions and provisions contained in these Regulations. All the Ordinary Shares, the Deferred Shares and the Special Share for the time being in issue shall constitute separate classes of Shares respectively for the purposes of these Regulations and the Act but, except as otherwise provided by these Regulations, shall rank pari passu in all respects.

2.2	Subject to the Act, Regulations 2.3 – 2.9, Regulation 7.5, Regulation 9, and Regulation 10.2, Shares may be issued (or options or rights over Shares granted) by resolution of the Directors (and any such Share may be issued with such preferred, deferred or other special rights or such restrictions, whether with regard to dividends, voting, return of capital or otherwise, as the Directors by resolution, determine).

2.3	Subject to Regulation 7.5 and Regulation 10.2, Shares may only be issued if an offer has been made by the Company in accordance with Regulations 2.4 – 2.9 to each Shareholder to allot to it (on the same terms in respect of which the issue is proposed to be made to all other such Persons) a proportion of the Shares proposed to be issued which is as nearly as practicable equal to the proportion of the Shares held by it and the period of acceptance of such offer specified in Regulation 2.7 has expired or the Company has received notice of acceptance or refusal of the offer (as the case may be).

2.4	All new Shares proposed to be issued shall be offered to each Shareholder by a notice sent to each Shareholder (the "Offer Notice") which shall state the number of Shares proposed to be allocated (the "Offer Shares") and the subscription price for each Offer Share (the "Subscription Price") which, in the absence of agreement between the Shareholders to the contrary, shall be the value of the Company as a going concern (including goodwill) and as between a willing vendor and a willing purchaser at the relevant time as agreed by the Shareholders (or, in default of such agreement, as determined by an independent merchant bank) divided by the number of Ordinary Shares in issue immediately prior to the subscription being made.

2.5	The Offer Notice shall remain open for acceptance for a period which shall be specified therein but, in any event, not longer than thirty (30) days and will be capable of acceptance by each Shareholder on the terms and in the manner described in the Offer Notice (the "Acceptance").

2.6	Following receipt by the Company of one or more Acceptances, within seven (7) days of receipt of the Subscription Price, the Company will issue the Offer Shares to the Shareholder(s) so accepting the offer.

2.7	Upon receipt by the Company of a notification that the Offer Notice will not be accepted by a Shareholder or the expiry of the period referred to in Regulation 2.5 without an Acceptance being received from such Shareholder, the Company shall (within a period of thirty (30) days from the date of such receipt and/or expiry (as the case may be)) offer those Offer Shares for which an Acceptance has not been received to the Shareholder or Shareholders who are considering or have accepted the Offer Notice or have delivered an Acceptance pro rata to the Shares then held by such Shareholders (in the case of Shares for which an Acceptance has not been received), on the terms mutatis mutandis on which the offer was made pursuant to Regulation 2.4.

2.8	Upon receipt by the Company of a notification that an offer made pursuant to Regulation 2.7 will not be accepted by a Shareholder to whom it has been made or the expiry of the thirty (30) day period referred to in Regulation 2.7 without an Acceptance having been received from such Shareholder (as the case may be), the Company shall (within a period of thirty (30) days from the date of such receipt and/or expiry (as the case may be)) offer such Offer Shares for which Acceptances have not been received to any Shareholder(s) (pro rata to the Shares then held by such Person(s)) which have accepted the offer made pursuant to Regulation 2.7 and, in the event such Offer Shares are not accepted by such Shareholder(s), to such other Persons as the Board thinks fit at the Subscription Price and otherwise upon the terms set out in the Offer Notice and, if accepted, the Company may issue such Offer Shares so accepted to such other Persons within a further period of thirty (30) days provided that each such Person has complied with the provisions of Regulation 2.9.

2.9	If any Shares are proposed to be issued in accordance with Regulation 2.8 to a Person who is not a party to the Shareholders’ Agreement, such Shares shall only be issued if, prior to the date of such issue such Person agrees to be bound by all provisions of the Shareholders’ Agreement by entering into a deed of adherence with all other Shareholders in each case in such form as they may reasonably require.

2.10	Subject to the Act, any Shares may, with the sanction of a resolution, be issued on the terms that they are, or at the option of the Company are, liable to be redeemed.

2.11	Subject to Regulation 10.2, the rights attached to any class of Shares (which term, in this Regulation 2.11 shall include the Deferred Shares) (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound-up, only be varied with the consent in writing of the holders of three-quarters of the issued Shares of the relevant class, or with the sanction of a special resolution passed at a separate meeting of the holders of the Shares of the relevant class provided that no variation may be made under this Regulation 2.11 to one (1) class which would affect the rights of another class, without the sanction of a special resolution passed at a separate meeting of the holders of the Shares of that second class.

2.12	The provisions of the Act and these Regulations relating to general meetings apply to class meetings so far as they are capable of application and with the necessary modifications to every such class meeting except that:

(a)	where a class has only one (1) member, that member shall constitute a quorum for that meeting;

(b)	in any other case, a quorum shall be constituted by two (2) Persons who, between them, ZCCM-IH and a person who hold or represent by proxy, one-third of the issued Shares (including Deferred Shares) of the class; and

(c)	any holder of Shares (including Deferred Shares) of the class, present in person or by proxy, may demand a poll.

2.13	The rights conferred upon the holders of the Shares (including Deferred Shares) of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking equally with the first-mentioned Shares.

2.14	The Company shall not be bound by or compelled in any way to recognise (whether or not it has notice of the interest or rights concerned) any equitable, contingent, future or partial interest in any Share (including a Deferred Share) or unit of a Share (including a Deferred Share) or (except as otherwise provided by these Regulations or by law) any other right in respect of a Share (including a Deferred Share) except an absolute right of ownership in the registered holder.

2.15	A Person whose name is entered as a member in the register of members shall be entitled without payment to receive a certificate in respect of the Share (including a Deferred Share) under the Seal in accordance with the Act but, in respect of a Share or Shares (including a Deferred Share) held jointly by several Persons, the Company shall not be bound to issue more than one (1) certificate.

2.15.1	Delivery of a certificate for a Share (including a Deferred Share) to one (1) of several joint holders shall be sufficient delivery to all such holders.

2.15.2	If a certificate for a Share (including a Deferred Share) is defaced, lost or destroyed, it may be renewed on payment of the fee allowed by the Act, or such lesser sum, and on such terms (if any) as to evidence and the payment of costs to the Company of investigating evidence as the Directors decide.

3.	SPECIAL SHARE AND DEFERRED SHARES

3.1	The Special Share may only be issued to, held by and transferred to the Minister or his successor acting on behalf of GRZ in accordance with Zambian laws and regulations.

3.2	Notwithstanding any provisions in these Regulations to the contrary, the amendment, removal or alteration of the effect of all or any of the following Regulations or, where specified, the relevant parts of the following Regulations shall to the extent only that it constitutes a variation of the rights attaching to the Special Share, only be effective with the consent in writing of the Special Shareholder:

3.2.1	the definitions of "Business", "GRZ Director", "GRZ", "Special Share", "Special Shareholder" and "Zambia" in Regulation 1.1;

3.2.2	Regulation 1.2;

3.2.3	Regulations 2.1 and 2.11 – 2.13;

3.2.4	this Regulation 3;

3.2.5	Regulation 11;

3.2.6	Regulations 12.1, 12.2 and 12.4;

3.2.7	the words in brackets in Regulation 13.1;

3.2.8	Regulation 13.5;

3.2.9	Regulation 15.1;

3.2.10	Regulation 17.1; or

3.2.11	Regulations 18.1 – 18.4.

3.3	The Special Shareholder shall be entitled to convene, receive notice of and to attend at any general meeting of the Company or any meeting of any class of Shareholders of the Company (including a meeting of holders of Deferred Shares), and to add items to the agenda thereof upon the giving of reasonable notice to the Secretary and to speak thereat, but the Special Share shall carry no right, other than as specified in this Regulation, to vote at any such meeting.

3.4	The written consent of the Special Shareholder shall be required:

3.4.1	to effect the taking or the permitting of the taking of any step (other than for the purposes of a bona fide reconstruction) to have the Company voluntarily wound up by its members or voluntarily to take advantage of any provisions of the Act or similar legislation in relation to winding up the Company;

3.4.2	for any material change in the nature of the Business, such consent not to be unreasonably withheld;

3.4.3	for the sale, transfer, lease, assignment or disposal (or any contract to do so) by the Company or any of its subsidiaries, alone or when aggregated with any other disposal or disposals forming part of or connected with the same or a connected transaction, of all or a substantial part of the undertaking, property and/or assets of the Company or any of its subsidiaries (taken as a whole) (or any interest therein) or contract to do so, otherwise than:

(a)	in the normal course of Business; or

(b)	by way of Encumbrance given by the Company or any of its subsidiaries, such consent:

(i)	not to be withheld or delayed where the disposal is being made by an Encumbrancee under an Encumbrance given by the Company or a subsidiary to lenders as security for loans taken out with the consent of the Shareholders if required in accordance with Regulation 10.2 and the Shareholders' Agreement provided that thirty (30) days’ notice has been provided to GRZ by the Encumbrancee of its intention to exercise its right to sell; or

(ii)	not to be unreasonably withheld or delayed in the case of any other sale, transfer, lease, assignment or disposal (or any contract to do so), where the consent of the Shareholders in terms of Regulation 10.2 and the Shareholders’ Agreement, if required, has been obtained;

3.4.4	to effect any abandonment of the assets of the Company and its subsidiaries (taken as a whole) or a substantial part thereof or any cessation of carrying on of the trade (or a substantial part thereof) undertaken from time to time by the Company and its subsidiaries; or

3.4.5	for the passing of any member's resolution to change the locus of incorporation of the Company, such consent not to be unreasonably withheld or delayed.

3.5	In a distribution of the capital in a winding up of the Company, the Special Shareholder shall be entitled to repayment of the capital paid up on the Special Share in priority to any other repayment of capital to any other member. The Special Share shall confer no other right to participate in the capital or profits of the Company.

3.6	The Special Shareholder may require the Company to redeem the Special Share at nominal value at any time by written notice to the Company and delivery of the share certificate.

3.7	The rights attaching to the Deferred Shares shall be as follows:

3.7.1	the Deferred Shares shall carry no rights to receive any of the capital or profits of the Company available for distribution by way of dividend or otherwise other than on a winding up;

3.7.2	the Deferred Shares shall carry no right to attend or vote at meetings of the members of the Company except at a separate class meeting of the holders of the Deferred Shares; and

3.7.3	whenever holders of Deferred Shares are entitled to vote on a resolution, on a show of hands each Person present who is entitled to vote shall have one vote and on a poll every Person who is entitled to vote shall have votes in accordance with Section 147 of the Act.

4.	CALLS ON PARTLY PAID SHARES

4.1	The Directors may make calls upon the members in respect of any money unpaid on the Shares of the members (whether on account of the nominal value of the Shares or by way of premium) and not by the terms of issue of those Shares made payable at fixed times, except that no call shall be payable earlier than one (1) month from the date fixed for the payment of the last preceding call.

4.1.1	Each member shall, upon receiving at least fourteen (14) days' notice specifying the time or times and place of payment, pay to the Company, at the time or times and place so specified the amount called on his Shares.

4.1.2	The Directors may revoke or postpone a call.

4.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising the call was passed and may be required to be paid by instalments.

4.3	The joint holders of a Share are jointly and severally liable to pay all calls in respect of the Share.

4.4	If a sum called in respect of a Share is not paid before or on the day appointed for payment of the sum, the Person from whom the sum is due shall pay interest on the sum from the day appointed for payment of the sum to the time of actual payment at such rate not exceeding the Prescribed Rate of Interest, but the Directors may waive payment of that interest wholly or in part.

4.5	Any sum that, by the terms of issue of a Share, becomes payable on allotment or at a fixed date, whether on account of the nominal value of the Share or by way of premium, shall for the purposes of these Regulations be deemed to be a call duly made and payable on the date on which by the terms of issue the sum becomes payable, and, in case of non-payment, all the relevant provisions of these Regulations as to payment of interest and expenses, forfeiture or otherwise apply as if the sum had become payable by virtue of a call duly made and notified.

4.6	The Directors may not, on the issue of Shares, differentiate between the holders as to the amount of calls to be paid and the times of payment.

4.7

4.7.1	The Directors may accept from a member the whole or a part of the amount unpaid on a Share although no part of that amount has been called up.

4.7.2	The Directors may authorise payment by the Company of interest upon the whole or any part of an amount so accepted, until the amount becomes payable, at a rate agreed upon between the Directors and the member paying the sum subject to subRegulation 4.7.3.

4.7.3	For the purposes of sub-Regulation 4.7.2, the rate of interest shall not be greater than:

(a)	if the Company has, by resolution, fixed a rate, the rate so fixed; and

(b)	in any other case, the Prescribed Rate of Interest.

5.	LIEN

5.1	The Company has a first and paramount lien on every Share (not being a fully paid Share) for all money (whether presently payable or not) called or payable at a fixed time in respect of that Share.

5.2	The Company also has a first and paramount lien on all Shares (other than fully paid Shares) registered in the name of a sole holder for all money presently payable by him or his estate to the Company.

5.3	The Directors may at any time exempt a Share wholly or in part from the provisions of this Regulation 5.

5.4	The Company's lien (if any) on a Share extends to all dividends payable in respect of the Share.

6.	FORFEITURE OF SHARES

6.1	If a member fails to pay a call or instalment of a call on the day appointed for payment of the call or instalment, the Directors may, at any time thereafter during such time as any part of the call or instalment remains unpaid, serve a notice on him requiring payment of so much of the call or instalments as is unpaid, together with any interest that has accrued.

6.2	The notice shall name a further day (not earlier than the expiration of fourteen (14) days from the date of service of the notice) on or before which the payment required by the notice is to be made and shall state that, in the event of non-payment at or before the time appointed, the Shares in respect of which the call was made will be liable to be forfeited.

6.3	If the requirements of a notice served under Regulations 6.1 - 6.2 are not complied with, any Share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Directors to that effect.

6.4	Such a forfeiture shall include all dividends declared in respect of the forfeited Shares and not actually paid before the forfeiture.

6.5	A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and, at any time before a sale or disposition, the forfeiture may be cancelled on such terms as the Directors think fit.

6.6	A Person whose Shares have been forfeited shall cease to be a member in respect of the forfeited Shares, but shall remain liable to pay to the Company all money that, at the date of forfeiture, was payable by him to the Company in respect of the Shares (including interest at the Prescribed Rate of Interest from the date of forfeiture on the money for the time being unpaid if the Directors think fit to enforce payment of the interest), but such Person's liability shall cease if and when the Company receives payment in full of all the money (including interest) so payable in respect of the Shares.

6.7	A statement in writing declaring that the Person making the statement is a Director or a secretary of the Company, and that a Share in the Company has been duly forfeited on a date stated in the statement, shall be prima facie evidence of the facts stated in the statement as against all Persons claiming to be entitled to the Share.

6.8

6.8.1	The Company may receive the consideration (if any) given for a forfeited Share on any sale or disposition of the Share and may execute a transfer of the Share in favour of the Person to whom the Share is sold or disposed of.

6.8.2	Upon the execution of the transfer, the Company shall register the transferee as the holder of the Share.

6.8.3	The transferee shall not be bound to see to the application of any money paid as consideration.

6.8.4	The title of the transferee to the Share shall not be affected by any irregularity or invalidity in connection with the forfeiture, sale, or disposal of the Share.

6.9	The consideration referred to in Regulation 6.8 shall be applied by the Company in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue (if any) shall (subject to any like lien for sums not presently payable that existed upon the Shares before the sale) be paid to the Person entitled to the Shares immediately before the transfer.

6.10	The provisions of these Regulations as to forfeiture shall apply in the case of non-payment of any sum that, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the nominal value of the Shares or by way of premium, as if that sum had been payable by virtue of a call duly made and notified. For the avoidance of doubt, it is recorded that each of the Shares held by VRHL, each of the Shares held by ZCCM-IH and the Special Share has been fully paid for and that the provisions of this Regulation 6 shall not apply to the Shares held by VRHL, ZCCM-IH and/or the Special Share held by the GRZ.

7.	TRANSFER OF SHARES

7.1	Subject to these Regulations and the provisions of any Relevant Agreement, a member may transfer all or any of its Shares by instrument, in writing, in a form prescribed for the purposes of Section 188 of the Act or in any other form that the Directors approve.

7.2	An instrument of transfer referred to in the above paragraph shall be executed by or on behalf of both the transferor and the transferee.

7.3	The instrument of transfer shall be left for registration at the registered office of the Company, together with such fee (if any) not exceeding the prescribed transfer fee payable as the Directors require, accompanied by the certificate of the Shares to which it relates and such other information as the Directors properly require to show the right of the transferor to make the transfer, and thereupon the Company shall, subject to the powers vested in the Directors by these Regulations, register the transferee as a Shareholder.

7.4	The Directors may decline to register a transfer of Shares, not being fully paid Shares, to a Person of whom they do not approve and may also decline to register any transfer of Shares on which the Company has a lien. The Directors shall decline to register the transfer of any Shares held by any Shareholder (or a successor in title thereto) unless the transfer is consistent with the Shareholders’ Agreement.

7.5	The Directors may refuse to register any transfer that is not accompanied by the appropriate Share certificate, unless the Company has not yet issued the Share certificate or is bound to issue a renewal or copy of the Share certificate.

7.6	The Directors shall refuse to register any transfer of Shares which is:

7.6.1	not in compliance with the transfer provisions set out in Clause 14 of the Shareholders’ Agreement;

7.6.2	not expressly authorised (or is prohibited) by the terms of a Relevant Agreement;

7.6.3	a transfer of Ordinary Shares and is not accompanied by an instrument of transfer relating to an equal proportion of the transferor's Deferred Shares; or

7.6.4	a transfer of Deferred Shares which is not connected with a transfer of Ordinary Shares as referred to in Regulation 7.6.3.

7.7	The registration of transfers may be suspended at such times and for such periods as the Directors from time to time determine, provided that the periods do not exceed in the aggregate thirty (30) days in any year.

8	TRANSMISSION OF SHARES

8.1	In the case of the death of a member, the survivor where the deceased was a joint holder, and the legal personal representatives of the deceased where he was a sole holder, shall be the only Persons recognised by the Company as having any title to his interest in the Shares, but this Regulation does not release the estate of a deceased joint holder from any liability in respect of a Share that had been jointly held by him with other Persons.

8.2	Subject to any written law relating to bankruptcy, a Person becoming entitled to a Share in consequence of the death or bankruptcy of a member may, upon such information being produced as is properly required by the Directors, elect either to be registered himself as holder of the Share or to have some other Person nominated by him registered as the transferee of the Share.

8.2.1	If the Person becoming entitled elects to be registered himself; he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.

8.2.2	If he elects to have another Person registered, he shall execute a transfer of the Share to that other Person.

8.2.3	All the limitations, restrictions and provisions of these Regulations relating to the right to transfer, and the registration of the transfer of Shares are applicable to any such notice or transfer as if the death or bankruptcy of the member had not occurred and the notice or transfer were a transfer signed by that member.

8.3	Where the registered holder of a Share dies or becomes bankrupt, his personal representatives or the trustee of his estate, as the case may be, shall be, upon the production of such information as is properly required by the Directors, entitled to the same dividends and other advantages, and to the same rights (whether in relation to meetings of the Company, or to voting or otherwise), as the registered holder would have been entitled to if he had not died or become bankrupt.

8.4	Where two (2) or more Persons are jointly entitled to any Share in consequence of the death of the registered holder, they shall, for the purposes of these Regulations, be deemed to be joint holders of the Shares.

9.	ALTERATION OF CAPITAL

9.1	Subject to Regulation 10.2, the Company may by special resolution:

9.1.1	increase its authorised Share capital by the creation of new Shares of such amount as is specified in the resolution;

9.1.2	consolidate and divide all or any of its authorised Share capital into Shares of larger amount than its existing Shares (which may include Deferred Shares);

9.1.3	subdivide all or any of its Shares (including Deferred Shares) into Shares (including Deferred Shares) of smaller amount than is fixed by the certificate of Share capital, but so that in the subdivision the proportion between the amount paid and the amount (if any) unpaid on each such Share (including a Deferred Share) of a smaller amount is the same as it was in the case of the Share (including a Deferred Share) from which the Share (including a Deferred Share) of a smaller amount is derived; and/or

9.1.4	cancel Shares (including a Deferred Share) that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any Person or have been forfeited, and reduce its authorised Share capital by the amount of the Shares (including Deferred Shares) so cancelled.

9.2	Subject to the Act and Regulation 10, the Company may, by special resolution, reduce its Share capital, any capital redemption reserve fund, or any Share premium account.

10.	RESTRICTIONS ON THE COMPANY'S ACTIVITIES

10.1	At all times, the Company shall comply with the Governance Policies in all material respects.

10.2	For so long as ZCCM-IH holds more than five per cent of the Ordinary Shares then in issue, the Company shall not (and each of VRHL and ZCCM-IH undertakes that it will do such acts and things, within its power, as may from time to time be required to ensure that the Company shall not), and the Company undertakes, subject to Clause 8 of the Shareholder’s Agreement, that it will do such acts and things, within its power, as may from time to time be required to ensure that none of the other members of the KCM Group shall, without the prior approval of the Majority Shareholder and ZCCM-IH in accordance with Regulation 10.3:

10.2.1	consolidate, merge or amalgamate with any other Person;

10.2.2	acquire any subsidiary or otherwise acquire (whether by a single transaction or a series of related transactions) any shares, securities or other interests in any company or business where in each case, the cost of such acquisition exceeds fifty million US dollars (US$50,000,000);

10.2.3	make any loan or advance or extend credit (including the giving of guarantees) where the aggregate outstanding amount of such loan or credit (or liability in respect of such guarantee), otherwise than:

(a)	in the normal course of the Business;

(b)	loans made to employees under a collective bargaining agreement or in connection with an approved share option scheme;

(c)	extensions of credit to suppliers or purchasers to finance such supplies or purchases in the ordinary course of the Business;

(d)	loans, advances or extensions of credit to wholly owned subsidiaries; or

(e)	guarantees entered into on behalf of wholly owned subsidiaries;

10.2.4	secure or grant any Encumbrance over all or any of the undertaking, property or assets of the KCM Group save for (i) Encumbrances arising by operation of law or (ii) Encumbrances arising in the ordinary course of the Business;

10.2.5	suspend or curtail production or metal treatment (or agree to do so or make any proposal to do so), unless such suspension or curtailment (or agreement or proposal to do so) is as a result of any Production Force Majeure Event, is as a result of it not being commercially feasible to operate, or is otherwise in the ordinary course of Business;

10.2.6	undertake any matters pertaining to the Company which in terms of the Act requires the approval of at least 75% of the voting rights exercised on the relevant resolution by the Company’s shareholders at a shareholders meeting;

10.2.7	undertake any disposal of any of the Company’s assets having a value (whether by a single transaction or a series of related transactions) in excess of fifty million US dollars (US$50,000,000) or by way of or pursuant to an Encumbrance (other than any Encumbrance which did not require the consent of the Majority Shareholder and ZCCM-IH under Regulation 10.2.4 or any Encumbrance granted in accordance with Regulation 10.2.4);

10.2.8	undertake any expansion of any material capital project which is not linked to the KCM mine plan where such expansion would, in aggregate, have a value greater than one hundred and twenty-five million US dollars (US$125,000,000) (whether through a single transaction or a series of related transactions);

10.2.9	discontinue or suspend any material business activities of the KCM Group (excluding those referred to in Regulation 10.2.10), unless the discontinuation or suspension is as a result of it not being commercially feasible to operate. For purposes of this Regulation 10.2.9, a business activity shall be considered to be material if its discontinuation and/or suspension, as applicable, would cause a reduction of one hundred and fifty million US dollars (US$150,000,000) or more in the Annual Revenue;

10.2.10	permanently discontinue, or suspend for a period of 90 (ninety) days or longer, the following business activities of the KCM Group:

(a)	KDMP;

(b)	Nchanga Operation;

(c)	TLP Operation;

(d)	Smelter Operation;

(e)	Nkana Refinery; and

(f)	Nampundwe Operation,

unless the discontinuation or suspension is as a result of it not being commercially feasible to operate any such mentioned business activity. Where the Company discontinues or suspends any of the abovementioned business activities for a period of more than sixty (60) days, but less than ninety (90) days, the Board will provide each Shareholder with written notification of such discontinuation or suspension, but no such discontinuation or suspension shall require the prior approval of the Majority Shareholder and ZCCM-IH. It is recorded and agreed that in the case of ZCCM-IH, such written notification will be required to be provided to the ZCCM-IH Approved Contact Persons;

10.2.11	undertake any action to deregister the Company or enter into any compromise between the Company and all of its creditors generally;

10.2.12	enter into or terminate any Material Contract;

10.2.13	institute any legal proceedings and/or enter into any settlement of any claim by the Company, which is outside the ordinary course of the Business or in respect of which the possible liability of the Company or the claim of the Company, as the case may be, is in excess of fifty million US dollars (US$50,000,000);

10.2.14	conclude and/or implement any trading or other non-financing related agreement, arrangement or transaction (excluding, for the avoidance of doubt, the Shareholders’ Agreement and the Transaction Documents, the arrangements and transactions contemplated thereby, and any borrowing or financing from any Shareholder or any Affiliate of a Shareholder which is regulated for by Clause 16 in the Shareholders’ Agreement) between (on the one hand) the Company and (on the other hand): (i) any Shareholder (other than ZCCM-IH), a holder of the Deferred Shares and/or Vedanta Director; (ii) any Affiliate of a Shareholder (other than an Affiliate of ZCCM-IH) or any Affiliate of a holder of the Deferred Shares; (iii) any officer or director of any of the aforegoing entities or any spouse, ascendant or descendant of any such officer or director (in each case, only where the Board or the CEO or CFO of the Company knows that such Person is such an officer, director, spouse, ascendant or descendant, as applicable); or (iv) any created entity in which any of the aforegoing has a financial interest (in each case, only where the Board or the CEO or CFO of the Company knows that such Person has such a financial interest), other than transactions entered into pursuant to the Framework Commercial Agreements which transactions are regulated for in Clause 12 of the Shareholders’ Agreement;

10.2.15	increase, or reduce the number of issued and/or authorised Shares and/or Special Shares of the Company, including as part of the issue of Shares, the Special Share and/or any buy back of Shares and/or the Special Share;

10.2.16	change the terms of any Share and/or Special Share in the Company;

10.2.17	borrow any money from any third party, enter into any surety arrangement or guarantee in favour of any third party or incur any third-party debt where the aggregate outstanding amount of such borrowing or debt, or the aggregate potential liability under such surety or guarantee, will exceed one hundred million US dollars US$100,000,000) (whether by a single transaction or a series of related transactions) other than, for the avoidance of doubt (i) with respect to a refinancing or Transfer of all or any part of the New Vedanta Shareholder Loans which are regulated for by Regulation 10.2.20 and Clauses 11.2.20 and 14 of the Shareholders’ Agreement or (ii) any borrowing or financing from any Shareholder or any Affiliate of a Shareholder which is regulated for by Clause 16 of the Shareholders’ Agreement;

10.2.18	amend materially any Minimum Qualifications Specification;

10.2.19	amend these Regulations;

10.2.20	refinance the New Vedanta Shareholder Loans, provided, for the avoidance of doubt, that neither a Transfer of all or a portion of any of the New Vedanta Shareholder Loans to another Person, nor any advance or payment of any portion of any of the New Vedanta Shareholder Loans by any Person (including after a Transfer of any or all of the New Vedanta Shareholder Loans to such Person) to the KCM Group, shall constitute a refinancing of the New Vedanta Shareholder Loans and therefore the prior approval of the Majority Shareholder and ZCCM-IH shall not be required for any such Transfer, advance or payment (on the basis that any such Transfer is regulated by Clause 14 of the Shareholders’ Agreement);

10.2.21	apply for the listing of any shares or other securities of the Company on any stock exchange or for permission for dealings in any shares or other securities of the Company in any securities market;

10.2.22	grant any share options or create any employee share scheme (with the inclusion of any profit-sharing arrangements) in each case that are linked to the Shares, or approve or materially amend any such incentive scheme operated by the Company;

10.2.23	appoint and dismiss the auditors of the Company;

10.2.24	waive or terminate any Vedanta Shareholder Commitment Agreement, the Corporate Guarantee or the Existing Shareholder Amendment Agreements, or amend any of the terms of such documents where such amendment is not for the benefit of the Company; and

10.2.25	the implementation of any of the above matters by any other member of the KCM Group (as if references to the Company were to such other member of the KCM Group).

10.3	A Shareholder may give its approval under Regulation 10.2:

10.3.1	in writing; or

10.3.2	by a vote in favour of a separate and specific shareholders' resolution on that matter; or

10.3.3	provided that such matter does not require (as a matter of law) a shareholders’ resolution, and that it has at least one appointed Director on the Board, by a vote in favour of a separate and specific directors’ resolution on that matter by all or a majority of the directors appointed by that Shareholder to the Board (excluding the vote of any Independent Director appointed by that Shareholder).

10.4	If a proposal is made in respect of any matter contemplated by Regulation 10.2 but is not approved in accordance with that Regulation, then that proposal shall not proceed.

10.5	Notwithstanding anything to the contrary contained in these Regulations:

10.5.1	nothing in Regulation 10.2 shall apply to, or in any way prevent or restrict, any action taken by the KCM Group which is specifically required under the Shareholders’ Agreement or the Transaction Documents;

10.5.2	in respect of an action referred to in Regulation 10.2.14 (other than those actions required to be taken in the context of any of the Framework Commercial Agreements which shall be regulated for in Clause 12 of the Shareholders’ Agreement), each Shareholder undertakes not to unreasonably withhold or delay its consent, provided that it will not (in such circumstances only) be an unreasonable delay not to provide a response within thirty (30) days of receipt of a request for consent;

10.5.3	in respect of an action referred to in Regulation 10.2.20 (“Refinancing Request”), each Shareholder undertakes not to unreasonably withhold or delay its consent. ZCCM-IH shall be deemed to have consented to the Refinancing Request if:

(a)	the Refinancing Request is sent, in accordance with the provisions of Clause 27.4 of the Shareholders’ Agreement, to the ZCCM-IH Approved Contact Persons; and

(b)	ZCCM-IH has not notified the Company of its refusal to the Refinancing Request within a period of thirty (30) days following transmission by the Company or the other Shareholder of the Refinancing Request (“Refinancing Consent Period”), it being agreed that if ZCCM-IH raises, in good faith, any reasonable queries relating to the Refinancing Request then the Company and the other Shareholder must within a period of five (5) days following receipt of such query(ies) from ZCCM-IH, engage in good faith to resolve such query(ies) to the reasonable satisfaction of ZCCM-IH (acting reasonably) and the Refinancing Consent Period shall be extended by such number of days exceeding such five (5) day period that it takes to respond to the said query(ies);

10.5.4	in respect of any other action referred to in Regulation 10.2 (other than: (i) the actions referred to in Regulation 10.2.14 which are regulated in Regulation 10.5.2, and (ii) the actions referred to in Regulation 10.2.20 which are regulated in Regulation 10.5.3), each Shareholder undertakes not to unreasonably withhold or delay its consent to the extent that its consent is required for such action in terms of Regulation 10.2. ZCCM- IH shall be deemed to have consented to any such action if:

(a)	the request for consent is sent, in accordance with the provisions of Clause 27.4 of the Shareholders’ Agreement, to the ZCCM-IH Approved Contact Persons; and

(b)	ZCCM-IH has not notified the Company of its refusal to the request within a period of (i) thirty (30) days with respect to any action referred to in Regulations 10.2.7, 10.2.10 and 10.2.11 or (ii) twenty-one (21) days with respect to the remainder of the provisions under Regulation 10.2, following transmission by the Company or the other Shareholder of the request (“Consent Period”). It is agreed that if ZCCM-IH raises, in good faith, any reasonable queries relating to the request then the Company and the other Shareholder must within a period of five (5) days following receipt of such query(ies) from ZCCM-IH, engage in good faith to resolve such query(ies) to the reasonable satisfaction of ZCCM-IH (acting reasonably) and the Consent Period shall be extended by such number of days exceeding such five (5) day period that it takes to respond to such query(ies), other than in relation to an action referred to in Regulation 10.2.7, where such Consent Period shall be extended by a minimum of thirty (30) days unless such extension would materially adversely impact any KCM Group member.

11.	GENERAL MEETINGS

11.1	A Director (including the GRZ Director) may, whenever such Director thinks fit, convene a general meeting.

11.2	Any one (1) Shareholder (which expression shall exclude a holder of a Deferred Share) may convene a general meeting in the same manner, or as nearly as possible, as that in which such meetings may be convened by a Director.

11.3	A general meeting shall be held in Zambia or via a conference telephone or other electronic communications equipment by means of which all persons participating in the meeting can hear each other or as otherwise unanimously agreed by the all the members entitled to vote at a meeting, unless all the members entitled to vote at that meeting agree in writing to a meeting at a place outside Zambia.

11.4	A notice of a general meeting shall be given twenty-one (21) days before the proposed date of the general meeting and shall specify the place, the day and the hour of meeting and, except as provided by sub-Regulation 11.5, shall state the general nature of the business to be transacted at the meeting.

11.5	It shall not be necessary for a notice of an annual general meeting to state that the business to be transacted at the meeting includes the declaring of a dividend, the consideration of annual accounts and the reports of the Directors and auditors, the election of Directors in the place of those retiring or the appointment and fixing of the remuneration of the auditors.

12.	PROCEEDINGS AT GENERAL MEETINGS

12.1	No business shall be transacted at any general meeting unless a quorum of members is present at the time when the meeting proceeds to business. The quorum necessary for the transaction of business shall be a ZCCM-IH member and two (2) or more members (including the Special Shareholder) holding a majority of the Shares then in issue.

12.2	For the purpose of determining whether a quorum is present, a Person attending as a proxy, or as representing a body corporate or association that is a member, shall be deemed to be a member.

12.3	If a quorum is not present at the start of a meeting:

12.3.1	the meeting shall stand adjourned for two (2) hours and, when reconvened, the quorum necessary for the transaction of business shall be no fewer than two (2) members holding a majority of the Shares then in issue; and

12.3.2	if a quorum is not present at the start of a meeting reconvened pursuant to sub Regulation 12.3.1 above:

(a)	where the meeting was convened upon the requisition of members, the meeting shall be dissolved; or

(b)	in any other case, the meeting shall stand adjourned to the same place and time two (2) weeks after the date originally appointed for the meeting and if a quorum is not present at the adjourned meeting within two (2) hours after the time appointed for the meeting:

(i)	any member holding more than twenty per cent. (20%) of the issued Ordinary Shares shall constitute a quorum; or

(ii)	the meeting shall be dissolved, if no members are present,

provided that, if a meeting is reconvened pursuant to sub-Regulation 12.3.2 above, notice of at least five (5) Business Days shall be given and, if a meeting is reconvened pursuant to sub-Regulations 12.3.1 or 12.3.2 above, no amendments shall be permitted to the agenda.

12.3.3	If the Directors have elected one (1) of their number as chairperson of their meetings, he shall preside as Chairperson at every general meeting.

12.3.4	Where a general meeting is held and:

(a)	a chairperson has not been elected as provided by sub-Regulation 12.3.3; or

(b)	the Chairperson is not present within fifteen (15) minutes after the time appointed for the holding of the meeting or is unwilling to act,

the members present shall elect one (1) of their number to be chairperson of the meeting.

12.3.5	The Chairperson may with the consent of any meeting at which a quorum is present, and shall if so directed by the meeting, adjourn the meeting from time to time and from place to place, provided that no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place and provided further that no amendments to the agenda will be permitted during such adjourned period.

12.3.6	When a meeting is adjourned for thirty (30) days or more, notice of the adjourned meeting shall be given as in the case of an original meeting.

12.4	At any general meeting a resolution put to the vote of the meeting shall be decided on a poll unless all the members present at the relevant meeting agree to decide such resolution by a show of hands.

12.5	In the case of an equality of votes, whether on a poll or a show of hands, the Chairperson of the meeting at which the poll or show of hands takes place shall not have a casting vote in addition to the Chairperson’s deliberative vote (if any).

12.6	Subject to any rights or restrictions for the time being attached to any Share at meetings of members:

12.6.1	each:

(a)	registered member (other than the Special Shareholder and (save in the case of a separate meeting of holders of the Deferred Shares), the holders of the Deferred Shares);

(b)	Person on whom the ownership of a Share of such a registered member has devolved by the operation of Section 190 of the Act; and

(c)	proxy or attorney of a Person referred to in paragraph (a), if the Person is not present at the meeting,

shall be entitled to vote;

12.6.2	on a poll, every Person present who is entitled to vote shall have votes in accordance with Sections 67 and 70 of the Act; and

12.6.3	on a show of hands, each Person present who is entitled to vote shall have one vote.

12.7	In the case of joint holders, the vote of the senior who tenders a vote, whether in person or by proxy or by attorney, shall be accepted to the exclusion of the votes of the other joint holders and, for this purpose, seniority shall be determined by the order in which the names stand in the register of members.

12.8	If a member is of unsound mind or is a Person whose person or estate is liable to be dealt with in any way under the law relating to mental health, his committee or trustee or such other Person as properly has the management of his estate may exercise any rights of the member in relation to a general meeting as if the committee, trustee or other Person were the member.

12.9	A member shall not be entitled to vote at a general meeting unless all calls and other sums presently payable by him in respect of Shares in the Company have been paid.

12.10	An objection may be raised to the qualification of a voter only at the meeting or adjourned meeting at which the vote objected to is given or tendered. Any such objection shall be referred to the Chairperson of the meeting, whose decision shall be final. A vote not disallowed pursuant to such an objection shall be valid for all purposes.

12.11	An instrument appointing a proxy shall be in writing under the hand of the appointer or of his attorney duly authorised in writing or, if the appointer is a body corporate, either under seal or under the hand of an officer or attorney duly authorised.

12.12	An instrument appointing a proxy may specify the manner in which the proxy is to vote in respect of a particular resolution and, where an instrument of proxy so provides the proxy shall not be entitled to vote in the resolution except as specified in the instrument.

12.13	An instrument appointing a proxy shall be deemed to confer authority to agree to decide a resolution by a show of hands.

12.14	A proxy need not be a member of the Company.

12.15	An instrument appointing a proxy shall be in the following form or in as similar a form as the circumstances allow:

____________________________________

(name of Company)

I/we

of

being a member/members of the above named Company, hereby appoint of

or, in his absence,

of

as

my/our proxy to vote for me/us on my/our behalf at the annual/extraordinary general meeting of the Company to be held on the [•] day of 20[•] and at any adjournment of that meeting:

*in favour of/

against	resolution No

*in favour of/

against	resolution No

*in favour of/

against	resolution No

Unless otherwise instructed, the proxy will vote as he thinks fit.

Signed

Date

* Strike out whichever is not desired.

12.16	An instrument appointing a proxy shall not be treated as valid unless the instrument, and the power of attorney or other authority (if any) under which the instrument is signed or a notarially certified copy of that power or authority, is or are deposited, not less than forty-eight (48) hours before the time for holding the meeting or adjourned meeting at which the Person named in the instrument proposes to vote, or, in the case of a poll, not less than twenty-four (24) hours before the time appointed for the taking of the poll, at the registered office of the Company or at such other place in Zambia as is specified for that purpose in the notice convening the meeting.

12.17	A vote given in accordance with the terms of an instrument of proxy or of a power of attorney shall be valid notwithstanding the previous death or unsoundness of mind of the principal, the revocation of the instrument (or of the authority under which the instrument was executed) or of the power, or the transfer of the Share in respect of which the instrument or power is given, unless notice in writing of the death, unsoundness of mind, revocation or transfer has been received by the Company at the registered office before the commencement of the meeting or adjourned meeting at which the instrument is used or the power is exercised.

13.	DIRECTORS

13.1	The Board shall comprise of no more than eleven (11) Directors (including the GRZ Director and the Independent Directors) or such other number of Directors as may be permitted by these Regulations from time to time (of which one (1) Director at any one time must be the GRZ Director) and which may, subject to Regulation 10.1, exercise all such powers of the Company that are required by the Act, these Regulations and/or the Shareholders’ Agreement to be exercised by the Company in general meetings.

13.2	All Directors shall be appointed by an ordinary resolution passed at a general meeting of the Shareholders, provided that in respect of the appointment of the Independent Directors, their appointment shall be implemented in accordance with Regulation 13.4.

13.3	Subject to Regulations 13.7 and 13.8, in relation to the up to ten (10) Directors other than the GRZ Director, each Shareholder shall be entitled (but not obliged), in each case by written notice to the Company, to nominate for appointment one (1) Director to the Board for each complete ten per cent (10%) of the issued Ordinary Shares held by that Shareholder, provided that at least one (1) such nominee of each Shareholder must be an Independent Director whose appointment shall be implemented in accordance with Regulation 13.4. Subject, in the case of the Independent Directors, to such Independent Directors first being approved by the Board in accordance with Regulation 13.4, each Shareholder agrees to vote in favour of the adoption of an ordinary resolution approving the appointment of all such person(s) nominated for appointment as Director. A Shareholder which appoints a Director to the Board in accordance with this Regulation 13.3 may, in each case by written notice to the Company, remove and replace such Director at any time and from time to time, and the procedure and voting requirements set out in this Regulation 13.3 shall apply mutatis mutandis to any such removal or replacement.

13.4	Independent Directors

13.4.1	As part of the Director(s) nominated for appointment by a Shareholder in accordance with Regulation 13.3, at least one of those Directors so nominated by each Shareholder must at all times be an Independent Director. The Shareholders shall ensure that at least one of the Independent Directors has mining industry experience and expertise.

13.4.2	Prior in each case to the appointment of the Independent Directors (other than in respect of the appointment of the initial Independent Directors which appointment shall be made in accordance with Step 2 under clause 4.2.11 of the Implementation Agreement):

(c)	each Shareholder shall (acting reasonably and subject to the provisions of Regulations 13.7 and 13.8) provide to the existing Board the name of its proposed Independent Director(s); and

(d)	the Board shall:

(i)	consider, and if considered appropriate, approve the appointment of each such Independent Director, provided that the Board shall be required to approve each Person nominated for appointment by each relevant Shareholder if: (A) such nominated Person meets the criteria of what constitutes an Independent Director and (B) after such nominated Person is appointed as an Independent Director, at least one of the Independent Directors has mining industry experience and expertise. If the Board does not approve a Person nominated for appointment by the relevant Shareholder, then the Board shall notify the relevant Shareholder and the relevant Shareholder shall be entitled to nominate any other Person as its Independent Director; and

(ii)	if such Independent Director is approved by the Board, proceed with the process of proposing the appointment of such Independent Director by an ordinary resolution of the Shareholders, as soon as reasonably practicable thereafter.

13.4.3	An Independent Director may only be removed (other than in respect of a removal for Cause (as defined in Regulation 14.4)) and replaced by the Shareholder who proposed such Independent Director for appointment and shall be replaced using the same mechanics described above in this Regulation 13.4.

13.5	The Special Shareholder shall, by written notice to the Company, have the right to appoint, remove or replace the GRZ Director.

13.6	Should any Shareholder’s entitlement to nominate for appointment one or more Directors in terms of Regulation 13.3 cease or reduce in accordance with Regulation 13.3, such Shareholder shall forthwith at its own expense procure the removal of such number of its appointees to the Board (and any persons appointed as alternate directors to those appointees) as is necessary to ensure that the correct number of appointees remain on the Board in terms of Regulation 13.3, and agrees to indemnify the Company accordingly.

13.7	GRZ and ZCCM-IH shall, on the exercise of their Director appointment right in terms of Regulations 13.3, 13.4 and 13.5 (as applicable), ensure that at least fifty-one per cent (51%) of Director appointees that they are entitled to, collectively, are at all times a resident in Zambia for purposes of Section 91 of the Act (and any other statutory requirements for directors to be Zambian residents).

13.8	VRHL will ensure that at least fifty-one per cent (51%) of the director appointees that they are entitled to in terms of Regulations 13.3 and 13.4, collectively, are at all times a resident in Zambia for the purposes of Section 91 of the Act (and any other statutory requirements for directors to be Zambian residents).

13.9	The GRZ Director (or his alternate) may not hold any executive office or the office of Chairperson.

13.10	Each such Director so appointed can be removed from office by the holder(s) who have nominated him for appointment in the manner set out in Regulation 13.11.

13.11	Any nomination for appointment or removal of a Director shall be made by notice in writing served on the Company and signed by the person having a right to nominate a Director for appointment. In the case of a corporation the notice may be signed on its behalf by a director or the secretary of the corporation or by its duly appointed attorney or duly authorised representative.

13.12	The Directors shall not be subject to retirement by rotation.

13.13	Subject to the Act and Regulations 13.7 and 13.8, a Director shall not be required to be a citizen or resident of any particular country or to hold any Shares by way of qualification. A Director who is not a member of the Company shall nevertheless be entitled to attend and speak at meetings. A Director may be called upon, and shall forthwith comply in writing, to disclose any information required to be disclosed by these Regulations.

13.14	The Company shall repay to:

13.14.1	any Independent Director, all such reasonable travel expenses as he/she may incur in attending and returning from meetings of the Directors or of any committee of the Directors in general meetings or otherwise in or about the business of the Company; and

13.14.2	other than in respect of the Independent Directors (whose travel expenses are regulated for in Regulation 13.14.1), any Director all such reasonable local travel expenses as he/she may incur in attending and returning from meetings of the Directors or of any committee of the Directors or general meetings or otherwise in or about the business of the Company. For the avoidance of doubt, the Company shall not repay any Director (other than in respect of the Independent Directors (whose travel expense are regulated for in Regulation 13.14.1)) any international travel expenses.

13.15	The Directors shall have power to pay and agree to pay pensions or other retirement, superannuation, death or disability benefits to (or to any Person in respect of) any Director or ex-Director who may hold or have held any executive office or any office or place of profit under the Company or any of its subsidiaries and for the purposes of providing such pensions or other benefits to contribute to any scheme or fund or to pay instruments.

Unless otherwise decided by the Company by ordinary resolution, the Company shall pay to the directors (but not alternate directors) for their services as Directors such amount of aggregate fees as the Board decides. The aggregate fees shall be divided among the Directors equally, save where the Board unanimously agrees otherwise. A fee payable to a Director pursuant to this Regulation is distinct from any salary, remuneration or other amount payable to him pursuant to other provisions of these Regulations or otherwise and accrues from day to day.

14.	RETIREMENT OF DIRECTORS

14.1	A Director may be removed as a director of the Company by way of an ordinary resolution passed by the Shareholders at any time if such Director commits any action or inaction constituting Cause (as defined in Regulation 14.4).

14.2	Subject to Regulation 13.4.3, a Director removed in accordance with Regulation 14.1 shall only be capable of being replaced by a Director nominated by the relevant Shareholder whose nominated Director has been removed.

14.3	Any Director removed from the Board shall simultaneously also be removed from any Board committee and shall, upon request by the Company, return to the Company all correspondence, documents, paper, memoranda, notes and/or records relating to the KCM Group in their possession.

14.4	For purposes of these Regulations “Cause” shall mean in relation to a Director that:

14.4.1	if the relevant Director commits, or is reasonably believed by the Board to have committed or will commit, any act of fraud, dishonesty (including theft, attempted theft, or the acceptance or offering of bribes), money laundering or any other illicit activities under Zambian law or any other Applicable Laws (whether in relation to the Company or otherwise); or

14.4.2	if the relevant Director becomes prohibited and/or disqualified by any Applicable Laws (including the Act) from being, or acting as, a director of the Company.

15	ALTERNATE DIRECTORS

15.1	In accordance with the Act, any Director (including the GRZ Director) may at any time by writing under his hand and deposited at the registered office of the Company, or delivered at a meeting of the Directors, appoint any Person who is not a Director to be his alternate Director and may in like manner at any time terminate such appointment. Such appointment, unless previously approved by the Directors, shall have effect only upon and subject to being so approved.

15.2	The appointment of an alternate Director shall terminate on the happening of any event specified in Section 97(10) of the Act.

15.3	An alternate Director shall be entitled to receive notices of meetings of the Directors and shall be entitled to attend and vote as a Director at any such meeting at which the Director for whom he is appointed an alternate would have been entitled to vote but is not personally present and generally at such meeting to perform all the functions of a Director and for the purposes of the proceedings at such meeting the provisions of these Regulations shall apply as if he (instead of the Director for whom he is appointed an alternate) were a Director. If the Director for whom he is appointed an alternate is temporarily unable to act through ill-health or disability, his signature to any resolution in writing of the Directors shall be as effective as the signature of the Director for whom he is appointed an alternate. To such extent as the Directors may from time determine in relation to any committee of the Directors the foregoing provisions of this paragraph shall also apply mutatis mutandis to any meeting of any such committee of which the Director for whom he is appointed an alternate is a member.

15.4	An alternate Director shall be entitled to contract and be interested in and benefit from contracts or arrangements or transactions and to be repaid expenses and to be indemnified to the same extent mutatis mutandis as if he were a Director but he shall not be entitled to receive from the Company in respect of his appointment as alternate Director any remuneration except only such part (if any) of the remuneration otherwise payable to the Director for whom he is appointed an alternate as such Director may by notice in writing to the Company from time to time direct.

16.	BORROWING POWERS

Subject to Regulation 10.2, the Directors may exercise the powers of the Company to borrow money, to charge any property or business of the Company or all, or any of its uncalled capital and to issue debentures or give any other security for a debt, liability or obligation of the Company or of any other Person.

17.	DELEGATION OF DIRECTORS' POWERS

17.1	Subject to Regulation 17.2, the Board shall be entitled to delegate their powers to a committee or committees having such powers and duties as may be delegated to them by the Board (“Committees”).

17.2	Initial Committees of the Board:

17.2.1	Organization and Function

(a)	Subject to the overriding decision-making authority of the Board, the Board shall form four (4) standing advisory sub-committees (each, a “Standing Committee”) of the Board, being the audit and risk committee, the finance committee, the technical committee and the corporate social investment committee.

(b)	Each Standing Committee shall be composed of at least four (4) individuals, provided that (i) at least one (1) shall be appointed by the Board from the Independent Directors of the Company, (ii) at least two (2) shall be appointed by the Board from any Directors of the Company nominated for appointment by VRHL, and (iii) at least one (1) shall be appointed by the Board from any Directors of the Company nominated for appointment by ZCCM-IH. Each such individual appointed to each Standing Committee shall be referred to as a “Standing Committee Representative”. Any Standing Committee Representatives appointed by the Board who were nominated for appointment to the Board of the Company by VRHL shall be referred to as the “VRHL Committee Representatives” and any Standing Committee Representatives appointed by the Board who were nominated for appointment to the Board of the Company by ZCCM-IH shall be referred to as the “ZCCM-IH Committee Representatives”. Each of the Standing Committee Representatives may be represented by an alternate designated by such Standing Committee Representative at any meeting of the applicable Standing Committee. Any alternate so acting shall be deemed to be a Standing Committee Representative.

(c)	The role of each Standing Committee shall be advisory to the Board on all matters related to Operations, including financial, technical and exploration and corporate social investment matters (as applicable). No Standing Committee will have any authority over the conduct of Operations. The recommendations and advice of each Standing Committee are subject in all instances to the determinations of the Board.

(d)	The Standing Committee Representatives shall not receive any compensation from the KCM Group for service on any Standing Committee.

(e)	The Board shall, on an annual basis, elect the chairperson of each Standing Committee (each referred to as the "Standing Committee Chairperson") from amongst the members of the applicable Standing Committee who are Independent Directors. The Standing Committee Chairperson must be present at the annual general meeting of the Company and shall respond to questions on the applicable Standing Committee's activities.

17.2.2	Meetings of the Standing Committees

(a)	Each Standing Committee shall hold regular meetings at least once each Financial Quarter Period and otherwise on five (5) Business Days’ notice delivered to the Standing Committee Representatives of the applicable Standing Committee by the company secretary of the Company, and such meetings may be held via telephone or by video conference so long as all participants are able to hear and speak to each other. For each Standing Committee, the quorum shall be made up of a minimum of four (4) Standing Committee Representatives which must include at least two (2) VRHL Committee Representatives, one (1) ZCCM-IH Committee Representative, and the Independent Director appointed to such relevant Standing Committee. Subject to Regulation 17.2.2(c), under no circumstances will the Standing Committee be entitled to transact any business whatsoever if a quorum is not present.

(b)	If at any meeting of the Standing Committee, the Standing Committee Chairperson is not present within thirty (30) minutes after the time appointed for holding it or is unwilling to act, the Standing Committee Representatives present shall elect one of the Standing Committee Representatives present to chair the meeting.

(c)	If within thirty (30) minutes from the time appointed for a Standing Committee meeting a quorum is not present, the meeting shall stand adjourned to a date which shall not be earlier than two (2) Business Days and not later than seven (7) Business Days after the date of the meeting at the same time and place (or such other place as the Standing Committee Representatives present may appoint), and all the Standing Committee Representatives shall be notified in writing of the date, time and place of the adjourned meeting. When reconvened, if at such adjourned meeting a quorum is not present within thirty (30) minutes from the time appointed for the adjourned meeting, the Standing Committee Representatives then present shall constitute a quorum, provided that no changes to the agenda will be permitted on reconvening a meeting pursuant to this Regulation.

17.2.3	Voting at Standing Committees

Recommendations provided to the Board by any Standing Committee shall only be made by the affirmative vote of the majority of its members present at the relevant meeting and voting on the relevant resolution(s). Each member shall have one (1) vote on any matter. Voting may also be taken by way of a written resolution. A written resolution shall have been adopted if supported by a majority of the members of the applicable Standing Committee (and if adopted it shall have the same effect as if it had been approved by voting at a meeting).

17.2.4	Standing Committee Minutes

The company secretary of the Company shall take written minutes of all meetings of the Standing Committees and circulate them to the applicable Standing Committee Representatives as soon as reasonably possible for correctness. The applicable Standing Committee Chairperson shall sign the minutes (once corrected, if applicable) as a correct reflection of the proceedings at the meetings.

18.	PROCEEDINGS OF DIRECTORS

18.1	Subject to the provisions of these Regulations and the Shareholders’ Agreement, the Directors may regulate their proceedings as they think fit. A Director may, and the Secretary at the request of a Director shall, call a meeting of the Directors. The GRZ Director may circulate or add items to any agenda of a meeting of the Directors subject to Regulation 18.5.

18.2	Without prejudice to Regulation 10, decisions of the Board shall only be made by the affirmative vote of a majority of the Directors present at the relevant meeting and voting on the relevant resolution(s) (excluding the GRZ Director). Each Vedanta Director and each ZCCM-IH Director shall have one (1) vote on any issue. The GRZ Director shall have no right to vote on any issue.

18.3	In the case of an equality of votes, the Chairperson (as defined in Regulation 18.12) shall not have a second or casting vote.

18.4	Without prejudice to the foregoing, all or any of the Directors or members of any committee of the Directors may validly participate in a meeting of the Directors through the medium of conference telephone or similar form of communication equipment provided that all the Directors participating in the meeting are able to hear and speak to each other throughout the meeting. A Director so participating shall be deemed to be present in person at the meeting and shall accordingly be counted in a quorum and be entitled to vote (save for the GRZ Director). All business transacted in such a manner by the Directors shall for the purposes of these Regulations be deemed to be validly and effectively transacted at a meeting of the Directors notwithstanding that fewer than two (2) Directors are physically present in the same place provided that decisions taken thereat are confirmed by fax or receipted e-mail within fortyeight (48) hours of such a meeting. Such a meeting shall be deemed to take place where the largest group of those participating is assembled, or, if there is no such group, where the Chairperson of the meeting then is.

18.5	Subject to Clause 8 of the Shareholders’ Agreement, the quorum necessary for the transaction of business of the Board shall be at least five (5) Directors consisting of at least three (3) Directors appointed by VRHL, at least one (1) Director appointed by ZCCM-IH and the GRZ Director. A Person who holds office only as an alternate Director shall, if his appointer is not present, be counted in the quorum. If within thirty (30) minutes from the time appointed for a Board meeting a quorum is not present, the meeting shall stand adjourned to a date which shall not be earlier than two (2) Business Days and not later than seven (7) Business Days after the date of the meeting at the same time and place (or such other place as the Directors present may appoint), and all the Directors shall be notified in writing of the date, time and place of the adjourned meeting. When reconvened, if at such adjourned meeting a quorum is not present within thirty (30) minutes from the time appointed for the adjourned meeting, the Directors then present shall constitute a quorum, provided that, if a meeting is so reconvened, no changes to the agenda will be permitted on reconvening a meeting pursuant to this Regulation 18.5. Under no circumstances will the Board be entitled to transact any business whatsoever if a quorum is not present, other than to convene a general meeting of the Company.

18.6	All Board meetings shall take place either at the registered office of the Company or via a conference telephone or other electronic communications equipment by means of which all persons participating in the meeting can hear each other or as otherwise unanimously agreed by the Board.

18.7	In the event of a vacancy or vacancies in the office of a Director or offices of Directors, the remaining Directors may act but, if the number of remaining Directors is not sufficient to constitute a quorum at a meeting of Directors, they may act only for the purpose of increasing the number of Directors (if permitted to do so) to a number sufficient to constitute such a quorum or of convening a general meeting of the Company.

18.8	A Director shall be counted in the quorum present at a meeting in relation to a resolution on which he is not entitled to vote.

18.9	Where proposals are under consideration concerning the appointment of two (2) or more Directors to offices or employment with the Company or any body corporate in which the Company is interested, the proposals may be divided and considered in relation to each Director separately and (provided he is not for another reason precluded from voting) each of the Directors concerned shall be entitled to vote and be counted in the quorum in respect of each resolution except that concerning his own appointment.

18.10	If a question arises at a meeting of Directors or of a committee of Directors as to the right of a Director to vote, the question may, before the conclusion of the meeting, be referred to the chairperson of the meeting and his ruling in relation to any Director other than himself shall be final and conclusive.

18.11	Subject to the Shareholders’ Agreement, the provisions of Section 110(1)(b) of the Act (providing that a Director who is materially interested in a contract or arrangement to be considered at a meeting of the Company or of the Directors should not be counted in the quorum or vote on the matter) may be suspended or relaxed, whether generally or in respect of a particular transaction, by a resolution of the Company.

18.12	VRHL shall have the right to appoint the chairperson of the Board and may at any time remove him from that office. Unless he is unwilling to do so, the Director so appointed shall preside at every meeting of Directors at which he is present. But if there is no Director holding that office, or if the Director holding it is unwilling to preside or is not present within thirty (30) minutes after the time appointed for the meeting, the Directors present may appoint one of their number to be chairperson of the meeting.

18.13	A resolution in writing signed by all the Directors entitled to receive notice of a meeting of Directors or of a committee of Directors shall be as valid and effectual as if it had been passed at a meeting of Directors or (as the case may be) a committee of Directors duly convened and held and may consist of several documents in the like form each signed by one or more Directors; but a resolution signed by an alternate Director need not also be signed by his appointor and, if it is signed by a Director who has appointed an alternate Director, it need not be signed by the alternate Director in that capacity.

18.14	Meetings of the Directors shall be held at least once every three (3) months of each Financial Year.

18.15	Unless all the Directors (whether or not present at the meeting) agree otherwise in writing, not less than fourteen (14) Business Days prior written notice of each and any meeting of the Directors (or such shorter period as all the Directors agree otherwise in writing) shall be given to the Directors accompanied by a written agenda, specifying the business of such meeting (unless all the Directors, whether present at the meeting or not, agree otherwise in writing). No business shall be transacted at any meeting of the Directors except for that business specified in the agenda for such meeting (unless all Directors, whether or not present at the meeting, agree otherwise in writing).

18.16	A request for agenda items shall be made to each Director no less than seven (7) Business Days or such other period as all the Directors may agree in writing before the notice convening the meeting is sent to each Director and any item requested to be placed on the agenda by any Director shall be so placed.

18.17	The Secretary shall take written minutes of all meetings of the Board and circulate them to the Board as soon as reasonably possible for correctness and the Chairperson shall sign the minutes (once corrected, if applicable) as a correct reflection of the proceedings at the meetings.

19.	CHIEF EXECUTIVE OFFICER

Subject to the Shareholders’ Agreement, the Board may, upon such terms and conditions and with such restrictions as they think fit, appoint or remove a Person as CEO who shall (subject to Regulation 17.1) have such responsibility as the Directors shall determine. The CEO may not also hold office as Chairman unless all of the Directors determine otherwise. If not a Director, the CEO shall be entitled to receive notice of, attend and be heard at. meetings of the Directors but shall not be entitled to vote. Subject to the direction of the Directors from time to time, the CEO shall be authorised to appoint a COO, a CFO and other senior management of the Company.

20.	SECRETARY

A secretary of the Company shall hold office on such terms and conditions, as to remuneration and otherwise, as the Directors determine.

21.	SEAL

21.1	The Directors shall provide for the safe custody of the Seal.

21.2	The Seal shall be used only by the authority of the Directors, or of a committee of the Directors authorised by the Directors to authorise the use of the Seal, and every document to which the Seal is affixed shall be signed by a Director and be countersigned by another Director, a secretary or another Person appointed by the Directors to countersign that document or a class of documents in which that document is included.

22.	INFORMATION, RIGHT OF AUDIT AND INSPECTION INFORMATION

22.1	The Company shall:

22.1.1	at all times, keep true, accurate and up to date books and records of all the affairs of the KCM Group using accounting policies agreed, from time to time, by the Board;

22.1.2	supply, to each Director, such information relating to the KCM Group as such Director may, from time to time, request;

22.1.3	upon reasonable notice and at all times subject to Clause 18 of the Shareholders’ Agreement, provide any Shareholder requesting the same in writing with such information relating to the KCM Group’s financial and business affairs as such Shareholder may reasonably request; provided that the Shareholder making such request holds not less than five per cent (5%) of the Ordinary Shares in issue;

22.1.4	where it has not provided any such information as has been reasonably requested by a Shareholder pursuant to Regulation 22.1.3 within fourteen (14) days (or such longer period as may be reasonably necessary in the circumstances not exceeding ninety (90) days of such request), during normal working hours and upon reasonable notice, grant, to a reasonable number of the duly authorised representatives of any Shareholder and at the cost of such Shareholder reasonable access (including copying facilities where applicable) to inspect or audit the books, records, accounts, documents and premises of the KCM Group; provided that all costs of an inspection or audit shall be for the account of the Shareholder initiating the audit or inspection unless in the course of the inspection or audit any material matters are uncovered which require remedial action by the Board or any member of the KCM Group in which circumstances the inspecting or auditing Shareholder shall be entitled to full reimbursement by the Company for its reasonable costs incurred in the course of the inspection or audit in the event that the remedial action results in a financial benefit for the KCM Group in an amount not less than five million US dollars (US$5,000,000); and

22.1.5	(without prejudice to the generality of the foregoing) keep the Directors fully and promptly informed as to all material developments regarding the Company's and/or its subsidiaries' financial and business affairs and promptly notify the Directors of any significant litigation, criminal proceedings or arbitration (whether threatened or commenced) affecting or likely to affect the Company.

22.2	Without prejudice to Regulation 22.1, the Company, at its own cost, shall use its reasonable endeavours to prepare and send (in the case of Regulations 22.2.1 to 22.2.3) or give notice (in the case of Regulations 22.2.6 and 22.2.7) to the Directors, the Shareholders and GRZ:

22.2.1	not later than three (3) Months following the end of each Financial Year, for each member of the KCM Group, details of the production and inventory, operating costs and capital costs for that year with comparisons to budget and a quantitative report on any material operational developments during such Financial Year including any technical problems or interruptions in operations. To the extent that aforementioned details and/or the quantitative report is not available within the aforementioned (3) Month period, then such details and/or the quantitative report (as the case may be) shall be sent as soon as reasonable possible once it is available;

22.2.2	not later than three (3) Months following the end of each Financial Year, a report on environmental, social and labour matters with comparisons to the Environmental Management Plan and Social Management Plan;

22.2.3	promptly following the approval by the Directors, the audited consolidated and nonconsolidated accounts of the KCM Group for the preceding Financial Year certified by the Auditors as representing a true and fair view (or such other view as the Auditors are able to express) of the Company's and its subsidiaries' financial position. Any Persons who may be entitled to review the audited accounts of any member of the KCM Group shall be permitted to discuss the same with the Auditors and shall also be entitled to discuss with the Auditors (and request copies of) the Auditors' working papers to the extent that there is nothing under any Applicable Law that restricts the Auditors from doing so. The Company undertakes in favour of each Shareholder and GRZ that when it (and will procure that when any other member of the KCM Group) mandates the Auditors, it will use reasonable endeavours to ensure that there are no contractual restrictions which would prevent any Persons who may be entitled to review the audited accounts from discussing same with the Auditors;

22.2.4	no later than thirty (30) days after the end of each Financial Quarter Period, the unaudited financial statements for each member of the KCM Group, including a consolidated balance sheet, statement of income and cash-balance state for such period;

22.2.5	no later than fifteen (15) days prior to the commencement of each Financial Year, the preliminary annual operating budget for that particular Financial Year, forecasting the consolidated revenues, expenses and cash position on a Month-to-Month basis for that Financial Year in respect of each member of the KCM Group;

22.2.6	promptly upon becoming aware of the same, notice of any material event of default or repayment event relating to it under any document evidencing indebtedness of any member of the KCM Group (or of any event which, with the giving of notice, lapse of time or both or upon satisfaction of applicable condition(s) would be such a material event) and of any action taken or proposed to be taken by it in connection therewith. For purposes of this Regulation 22.2.6, an event of default or repayment event shall be deemed to be material if the indebtedness is in excess of thirty-five million US dollars (US$3 5,000,000); and

22.2.7	promptly upon becoming aware of the same, details of any litigation or administrative or arbitration proceeding (whether commenced, pending or threatened) before any competent authorities (including any material disputes with GRZ or any instrumentality or political sub-division thereof) which has or is reasonably likely to have a Material Adverse Effect or materially adversely affects the Company's or its subsidiaries' ability (as the case may be) to perform its obligations under the Act, the Large Scale Mining Licences or these Regulations or to repay or service any indebtedness incurred by it when due.

22.3	Subject to the Act and this Regulation 22, the Directors shall determine whether and to what extent, and at what time and places and under what conditions, the accounting records and other documents of the Company or any of them will be open to inspection by members (other than Directors), and a member (other than a Director) shall not have the right to inspect any document of the Company except as provided by law or authorised by the Directors or by a resolution of the Company.

23.	DIVIDENDS AND RESERVES

23.1	This Regulation 23 shall be subject to Clause 16.7 of the Shareholders’ Agreement.

23.2	The Company by resolution may declare a dividend if, and only if, the Directors have recommended a dividend to the Shareholders at a general meeting, and provided that the Directors are satisfied that the Company shall immediately after the distribution of dividends, satisfy the solvency test contemplated in Section 3 of the Act.

23.3	A dividend shall not exceed the amount recommended by the Directors.

23.4	The Directors may authorise the payment by the Company to the members of such interim dividends as appear to the Directors to be justified by the profits of the Company.

23.5	Interest shall not be payable by the Company in respect of any dividend.

23.6	A dividend shall not be paid except out of profits or retained earnings of the Company.

23.7	The Directors may, before recommending any dividend, set aside out of the profits of the Company such sums as they think proper as reserves, to be applied at the discretion of the Directors, for any purpose for which the profits of the Company may be properly applied. Pending any such application, the reserves may, at the discretion of the Directors, be used in the business of the Company or be invested in such investments as the Directors think fit. The Directors may carry forward so much of the profits remaining as they consider ought not to be distributed as dividends without transferring those profits to a reserve.

23.8	Subject to the rights of Persons (if any) entitled to Shares with special rights as to dividends, all dividends shall be declared and paid according to the amounts paid or credited as paid on the Shares in respect of which the dividends are paid. All dividends shall be apportioned and paid proportionately to the amounts paid or credited as paid on the Shares during any portion or portions of the period in respect of which the dividend is paid, but, if any Share is issued on terms providing that it will rank for dividend as from a particular date, that Share shall rank for dividend accordingly. An amount paid or credited as paid on a Share in advance of a call shall not be taken for the purposes of this Regulation to be paid or credited as paid on the Share.

23.9	The Directors may deduct from any dividend payable to a member all sums of money (if any) presently payable by him to the Company on account of calls or otherwise in relation to Shares.

23.10	If the Company declares a dividend it may, with the sanction of a resolution passed at a general meeting direct the Directors to pay the dividend wholly or partly by the distribution of specific assets, including paid up shares in, or debentures of, any other corporation, provided that no distinction shall be made between the Shareholders in this regard unless all Shareholders agree in writing. Where a difficulty arises in relation to such a distribution, the Directors may settle the matter as they consider expedient and in particular may issue fractional certificates and fix the value for distribution of the specific assets or any part of those assets, and may determine that cash payments will be made to any members on the basis of the value so fixed in order to adjust the rights of all Parties, and may vest any such specific assets in trustees as the Directors consider expedient, provided that no distinction shall be made between the Shareholders in this regard unless all Shareholders agree in writing.

23.11	Any dividend, interest or other money payable in cash in respect of Shares shall be paid to or at the direction of the registered holder or (in the case of joint holders) the holder first named in the register of members, by way of electronic funds transfer into a bank account nominated and notified to the Company (or any employee, representative or agent of the Company as the Company may direct) by that registered holder.

23.12	Any one of two or more joint holders may give effective receipts for any dividends, interests or other money payable in respect of the Shares held by them as joint holders.

24.	CAPITALISATION OF PROFITS

24.1	Subject to Regulation 24.2, the Company may resolve:

24.1.1	to capitalise any sum, being the whole or a part of the amount for the time being standing to the credit of any reserve account or the profit and loss account or otherwise available for distribution to members; and

24.1.2	to apply the sum, in any of the ways mentioned in Regulation 24.3, for the benefit of members in the proportions to which those members would have been entitled in a distribution of that sum by way of dividend.

24.2	The Company shall not pass a resolution under Regulation 24.1 unless it has been recommended by the Directors.

24.3	The ways in which a sum may be applied for the benefit of members under Regulation 24.1 shall be:

24.3.1	in paying up any amounts unpaid on Shares held by members;

24.3.2	in paying up in full unissued Shares or debentures to be issued to members as fully paid; or

24.3.3	partly under sub-Regulation 24.3.1 and partly under sub-Regulation 24.3.2.

24.4	Subject to Regulation 24.2, the Directors shall do all things necessary to give effect to a resolution made pursuant to Regulation 24.1 and, in particular, to the extent necessary to adjust the rights of the members among themselves, may:

24.4.1	issue fractional certificates or make cash payments in cases where Shares or debentures become issuable in fractions; and

24.4.2	authorise any Person to make, on behalf of all the members entitled to any further Shares or debentures upon the capitalisation, an agreement with the Company providing for the issue to them, credited as fully paid up, of any such further Shares or debentures or for the paying up by the company on their behalf of the amounts or any part of the amounts remaining unpaid on their existing Shares by the application of their respective proportions of the sum resolved to be capitalised, and any agreement made under an authority referred to in Regulation 24.4.2 shall be effective and binding on all the members concerned.

25.	WINDING-UP

25.1	On a winding-up or other return of capital (other than a reduction in share capital or purchase by the Company of any of its issued shares), the assets of the Company available to shareholders shall be applied (subject to the issue by the Company of any other shares which may by their terms rank in priority to the Ordinary Shares or the Special Share in a winding- up or other return of capital), in payment:

25.1.1	firstly, to the holder of the Special Share of a sum equal to the amount paid up or credited as paid up in respect of the nominal value of the Special Share;

25.1.2	secondly, pari passu inter se to the holders of the Ordinary Shares of a sum equal to the amount paid up or credited as paid up in respect of the nominal value of such Ordinary Shares;

25.1.3	thirdly, pari passu inter se to the holders of the Ordinary Shares of a sum equal to the premium paid to the Company on issue of such Ordinary Shares;

25.1.4	fourthly, pari passu inter se to the holders of the Deferred Shares of a sum equal to the amount paid up or credited as paid up in respect of the nominal value of such Deferred Shares;

25.1.5	fifthly, pari passu inter se to the holders of the Deferred Shares of a sum equal to the premium paid to the Company on issue of such Deferred Shares; and

25.1.6	sixthly, the balance, if any, pari passu inter se to the holders of the Ordinary Shares.

25.2	Without prejudice to any security over the Shares, if the Company is wound up, the liquidator may, with the sanction of a special resolution, divide among the members in kind the whole or any part of the property of the Company and may for that purpose set such value as he considers fair upon any property to be so divided and may determine how the division is to be carried out as between the members or different classes of members.

25.3	Without prejudice to any security over the Shares, the liquidator may, with the sanction of a special resolution, vest the whole or any part of any such property in trustees upon such trusts for the benefit of the contributories, as the liquidator thinks fit, but so that no member is compelled to accept any Shares or other securities in respect of which there is any liability.

26.	INDEMNITY

Every officer, auditor or agent of the Company shall be indemnified out of the property of the Company against any liability incurred by him in his capacity as officer, auditor or agent in defending any proceedings, whether civil or criminal, in which judgment is given in his favour or in which he is acquitted or in connection with any application in relation to any such proceedings in which relief is under the Act granted to him by the court.

27	SUPREMACY OF SHAREHOLDERS’ AGREEMENT

In the event of any inconsistency or conflict between the provisions of the Shareholders’ Agreement and these Regulations, the terms and conditions outlined in the Shareholders’ Agreement shall take precedence and prevail, to the extent allowed by the Applicable Laws and regulations in Zambia.

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